ACCESSION AND AMENDMENT TO

CUSTODIAN AGREEMENT

This Accession and Amendment Agreement (this “Accession and Amendment”) is entered into as of June 18, 2026, (the “Effective Date”), by Wasatch Funds Trust (the “Trust”) on behalf of the Portfolios and Wasatch Small/Mid Cap ETF (the “New Portfolio”) and State Street Bank and Trust Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, State Street Bank and Trust Company and the Trust (the “Parties”) entered into the Custodian Agreement dated as of March 31, 2010, as amended and/or modified from time to time, (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement as more particularly set forth below; and

WHEREAS, the Trust has established the New Portfolio and desires to have the Custodian provide services to the New Portfolio pursuant to the Agreement as of the Effective Date.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Agreement. As of the Effective Date, the Agreement shall be amended, supplemented and modified as follows:

a.  New Section 27. The following section is hereby added to the Agreement:

27. Provision of ETF Services

27.1  Each Portfolio identified on Appendix A as an “ETF Portfolio” is an exchange-traded fund that will issue and redeem shares only in aggregations of a specified number of shares, each called a “Creation Unit,” generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in the Portfolio’s currently effective prospectus and statement of additional information (collectively, the “Prospectus”). Capitalized terms used in this Section 27 without definition shall have the meanings given to them in the Prospectus. For the avoidance of doubt, this Section 27 will only apply with respect to the ETF Portfolios identified on Appendix A hereto.

27.2  Determination of Fund Deposit, etc. Subject to and in accordance with the directions of the Trust and/or Trust’s investment manager (the

“Investment Manager”), the Custodian shall determine for each Portfolio after the end of each trading day on the NYSE Arca(the “Exchange”), in accordance with Board policies and the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Units on such date. The Custodian shall provide or cause to be provided this information to the Portfolio’s distributor and other persons as instructed according to Board policies and shall disseminate such information on each day that the Exchange is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the Exchange.

27.3  Allocation of Deposit Security Shortfalls. Each Portfolio acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the Portfolio (collectively, the “ETF Custody Portfolios”). In the event that (a) two or more ETF Custody Portfolios require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Portfolio’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Portfolio, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

27.4  Creation and Redemption of Creation Units.

27.4.1  Creation. The Custodian shall receive and deposit into the Portfolio’s account such payments as are received for Portfolio shares issued or sold in Creation Units. The Custodian will provide timely notification to the Portfolio and the Transfer Agent of any receipt of such payments by the Custodian.

27.4.2  Redemption. Upon receipt of instructions from the Portfolio’s Transfer Agent, the Custodian shall set aside funds and securities of the Portfolio to the extent available for payment to, or in accordance with the instructions of, Authorized Participants who have delivered to the Transfer Agent a request for redemption of their shares, in Creation Units, which shall have been accepted by the Transfer Agent, the applicable Portfolio Securities (or such securities in lieu thereof as may be designated by the Investment Advisor in accordance with the Prospectus) for such Portfolio and the Cash Redemption Amount, if applicable, less any applicable Redemption

Transaction Fee. The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.

28. New Portfolio. By the Trust’s execution of this Accession and Amendment, the New Portfolio hereby (a) agrees to become bound by all of the terms and conditions and provisions of the Agreement, as amended herein, as a Portfolio and (b) adopts the Agreement in effect under the Agreement as of the date hereof with the same force and effect as if the New Portfolio were originally a Portfolio thereto.

a.

The New Portfolio further acknowledges that the Custodian is not acting as a fiduciary and is not providing fiduciary services for any purposes under the terms of this Accession and Amendment or the Agreement.

b.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect with respect to the New Portfolio.

29. Governing Law. This Accession and Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement.

30. Counterparts. This Accession and Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Accession and Amendment has been executed for and on behalf of the undersigned as of June 18, 2026.

WASATCH FUNDS TRUST

By: /s/ Michael K. Yeates
Name: Michael K. Yeates
Title: President

Accepted and agreed:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrea E. Sharp
Name: Andrea E. Sharp
Title: Managing Director

Schedule A

List of Portfolios as of the Effective Date

Wasatch Core Growth Fund

Wasatch International Growth Fund

Wasatch Micro Cap Fund

Wasatch Small Cap Growth Fund

Wasatch Small Cap Value Fund

Wasatch Ultra Growth Fund

Wasatch-Hoisington U.S. Treasury Fund

Wasatch Micro Cap Value Fund

Wasatch International Opportunities Fund

Wasatch Emerging Markets Small Cap Fund

Wasatch Global Opportunities Fund

Wasatch Global Value Fund

Wasatch Emerging India Fund

Wasatch Frontier Emerging Small Countries Fund

Wasatch Emerging Markets Select Fund

Wasatch Global Select Fund

Wasatch International Select Fund

Wasatch Long/Short Alpha Fund

Wasatch U.S. Select Fund

Wasatch International Value Fund

Wasatch Global Small Cap Value Fund

Wasatch International Small Cap Value Fund

Wasatch Small/Mid Cap ETF (ETF Portfolio)